Exhibit 5.4

Barristers & Solicitors / Patent & Trade-mark Agents

May 6, 2021	Norton Rose Fulbright Canada LLP Royal Bank Plaza, South Tower, Suite 3800 200 Bay Street, P.O. Box 84 Toronto, Ontario M5J 2Z4 CANADA
By EDGAR

Enthusiast Gaming Holdings Inc.	F: +1 416.216.3930
90 Eglinton Avenue East Suite 805 Toronto, ON M4P 2Y3	nortonrosefulbright.com

Dear Sirs/Mesdames:

Registration Statement on Form F-10 dated May 6, 2021 of Enthusiast Gaming Holdings Inc.

We refer to the registration statement on Form F-10 dated May 6, 2021 (the Registration Statement) of Enthusiast Gaming Holdings Inc. to which this consent is exhibited. We hereby consent to the references to this firm in the Registration Statement under the headings “Legal Matters” and “Documents Filed as part of the Registration Statement”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.